                                                                           EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contacts:
Mike O’Neill, mike.o’neill@aexp.com, +1.212.640.5951
Marina H. Norville, marina.h.norville@aexp.com, +1.212.640.2832

AMERICAN EXPRESS ORGANIZATIONAL ANNOUNCEMENT –
DANIEL T. HENRY, CHIEF FINANCIAL OFFICER

NEW YORK – May 7, 2013 – The following announcement was issued today in a letter from Kenneth I. Chenault, chairman and chief executive officer, to American Express (NYSE: AXP) employees.

Dear Colleagues,

Over the last few months Dan Henry and I have been discussing his plans for the next chapter of his personal and professional life.  With our business, balance sheet and 2013 plans in strong shape, we decided that now was the right time to begin the transition.  We have agreed on a timetable and arrangement that will ensure a smooth transition, giving us the flexibility to search for a new Chief Financial Officer while continuing to benefit from Dan’s leadership of the finance organization.   Given the critical importance of this position, the recruiting process is likely to take a couple of months.  Dan, who turns 64 this year, will be helping us with the search and will continue as CFO until we have his successor in place.  He will be leaving American Express after a distinguished 23-year career with the company and is planning for a very active retirement that involves continuing roles on a number of corporate and nonprofit boards.

Dan has held a number of senior leadership positions in the finance organization and served as our CFO since 2007. He helped American Express successfully navigate through the financial crisis of 2008-09.  He played a central role in helping to redesign the way we fund our business, allocate investment dollars and control operating expenses.  At a time of widespread instability in the markets, American Express was able to move away from a reliance on short-term debt and build a stable deposit base of more than $40 billion. While sectors of the economy were collapsing, we remained profitable.  And while others retrenched, we were able to allocate resources to initiatives that kept us in position to successfully grow the business coming out of the recession.

Under his leadership, we continued to develop an outstanding team of professionals and strengthen an organization that is critically important to the success of our business.

Prior to becoming CFO, Dan led the finance team that supported what was then our U.S. Consumer, Small Business and Merchant Services Group.  Before that, he served for ten years as the corporate Comptroller and oversaw our capital allocation strategy during a pivotal time as American Express moved away from a broad financial services model to focus on the payments related businesses that define our company today. Dan joined us in 1990 from the accounting firm of Ernst & Young, where he had been a partner.

I’ve worked with Dan throughout much of his career and he has provided expert counsel to me, our business heads and senior leaders throughout the company.  In recent years, he’s played an equally important role in building relationships with our investors, lenders and rating agencies and made sure their perspectives are appropriately reflected in the way we run the business.

We’ll miss Dan and there will be plenty of time later in the year to wish him well, but for now please join me in thanking him for his many contributions to American Express.

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About American Express
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